Aura Systems, Inc.
                                   Term Sheet



Instrument

                    Convertible Note

Amount

                    $1,000,000

Use of Proceeds

                    Working capital

Closing

                    August 7, 2002

Interest

                    8% simple interest due in arrears.

Term

                    180 days

Conversion Price

                    $0.08 per share

Registration Rights

                    To be included in Registration Statement to be filed within ninety days following issuance of common stock.

Documentation

                    Company will provide complete documentation subsequent to Closing.

Other Conditions

                    If Aura Systems, Inc. ("Aura") receives equity funding for an amount of at least $2 million (unrelated to the contemplated sale-leaseback of the building) between August 1, 2002 and the time of the final payment of the loan and accrued interest, the loan will convert into common stock either at a conversion rate of $0.08 per share or the average of the new equity sale rate, whichever is lower.

                    Should, at any time prior either to the conversion or payment in full of the note, Aura grant a security interest in the patents to one or more entities as part of an equity funding, Aura will grant the participant note holders a security interest pari passu. This provision is inapplicable to strategic transactions involving technology licensing or transfers.


On behalf of Aura Systems, Inc.

         __________________________on this date_________________
         Neal F. Meehan, Chairman



On behalf of Investors:

                                    Amount of participation $250,000

         __________________________on this date_________________
         Lancer Offshore, Inc.



                                    Amount of participation $250,000

         _________________________on this date__________________
         The Prudent Bear Fund



                                    Amount of participation $250,000

         __________________________on this date_________________
         Koyah Partners, L.P.



                                    Amount of participation $250,000

         _________________________on this date__________________
         Koyah Leverage Partners, L.P.